Exhibit 10.1

AMENDMENT TO THE
FPIC INSURANCE GROUP, INC.
AMENDED AND RESTATED DIRECTOR STOCK PLAN

This Amendment to the FPIC Insurance Group, Inc. Amended and Restated Director Stock Plan (this “Amendment”), dated as of  March 27, 2009, amends the FPIC Insurance Group, Inc. Amended and Restated Director Stock Plan, originally effective January 13, 1996, and amended and restated as of April 22, 2005 (the “Director Stock Plan”).

WHEREAS, pursuant to Section 885(f) of the American Jobs Creation Act of 2004, Public Law 108-357 (the “Act”), the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be applicable to certain nonqualified deferred compensation plans, as defined in such Section 409A, with respect to amounts deferred after December 31, 2004; and

WHEREAS, the final Section 409A regulations issued by the United States Department of the Treasury and the Internal Revenue Service were published to provide guidance under Section 409A (the “409A Regulations”); and

WHEREAS, FPIC Insurance Group, Inc. (the “Company”) wishes to amend the Director Stock Plan to clarify certain provisions of the Director Stock Plan to demonstrate exemption from and compliance with the provisions of the 409A Regulations; and

WHEREAS, pursuant to Article 12, the Board may, at any time, amend the Director Stock Plan; and

NOW THEREFORE, the Director Stock Plan is hereby amended as follows:

1.           Section  2.1 (i) of the Director Stock Plan is hereby deleted and the following section shall be inserted in lieu thereof:

“(i)       “Fair Market Value” means, on or with respect to, any given date:

(i)
If the Shares are at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the closing sale prices of the Shares on the date in question on the principal exchange on which the Shares are then listed or admitted to trading.  If no reported sale of the Shares takes place on the date in question on the principal exchange, then the reported closing asked price of the Shares on such date on the principal exchange shall be determinative of “Fair Market Value.”

(ii)
If the Shares are not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Shares on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through their Automated Quotation System for such date, or in a publication of general circulation selected by the Committee and regularly reporting the market price of Shares in such market.

(iii)
If the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee and in compliance with Code Section 409A.”

2.         Section 5.5 is amended by adding the following sentence to the end thereof:

“Any adjustment made in the number and kind of Shares that may be delivered under the Plan as set forth in this Section 5.5 shall be made in compliance with the requirements of Code Section 409A.”

3.         Section 7.1(f) is amended by adding the following phrase to the end thereof:

“provided that the Committee shall establish such terms and conditions in compliance with the requirements of Code Section 409A.”

4.         The first sentence of Section 8.3 is amended by deleting said sentence in its entirety and substituting the following in lieu thereof:

“8.3     An SAR may be granted in tandem with an Option or on a free standing basis, provided however that any SAR granted in tandem with an Option shall comply with the requirements of Code Section 409A at the time of such grant.”

5.         The first sentence of Section 8.4 is amended by deleting said sentence in its entirety and substituting the following sentence in lieu thereof:

“8.4     Except for SARs adjusted or granted pursuant to Section 5.5 and replacement SARs granted in connection with a merger, acquisition, reorganization or similar transaction and in compliance with the requirements of Code Section 409A, the grant price of an SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR.”

6.         Section 8.7 is amended by adding the following phrase to the end thereof:

“provided that such terms and conditions shall be in compliance with the requirements of Code Section 409A.”

7.         Section 9.3 is amended by deleting said section in its entirety and substituting the following in lieu thereof:

“9.3     Contingent Stock Awards made pursuant to this Plan shall be subject to such terms, conditions and restrictions, including without limitation, substantial risks of forfeitures and transfer restrictions, as shall be determined by the Committee, provided that such terms, conditions and restrictions shall be in compliance with the requirements of Code Section 409A.”

8.         Section 9.5 is amended by deleting said section in its entirety and substituting the following in lieu thereof:

“9.5     Each Contingent Stock agreement shall set forth the extent to which the Director shall have the right to receive unvested Contingent Stock following termination of service as a Director. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Contingent Stock agreement entered into with each Director, need not be uniform among all Shares of Contingent Stock issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of service, provided that the Committee shall exercise such discretion and that all Contingent Stock agreements entered into with each Director, shall comply with the requirements of Code Section 409A.”

9.         Section 9.6 is amended by adding the following phrase to the end thereof:

“and provided that such terms and conditions shall be in compliance with the requirements of Code Section 409A.”

10.       Section 18.6 is amended by adding the following sentence to the end thereto:

“ If a Director becomes a “specified employee” within the meaning of Code Section 409A, any cash or in-kind payments which constitute “deferred compensation” under Code Section 409A and would otherwise become due under this Plan during the first six (6) months period after “separation from service” (as such term is defined in Code 409A) for reasons other than death shall be delayed and all such delayed payments shall be paid in full in the seventh (7Th) month after the date of  “separation from service.”

11.       Except as stated above, all other provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment on the day and year first above written.

FPIC INSURANCE GROUP, INC.

By:	/s/ T. Malcolm Graham
Title:	General Counsel and Secretary

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